                                                                     Exhibit 4.2

                        AMENDED AND RESTATED CREDIT AGREEMENT

                          DATED AS OF FEBRUARY 27, 1998

                                      AMONG

                           ASSET ALLIANCE CORPORATION
                          ASSET ALLIANCE HOLDING CORP.

                                       AND

                         BANK OF AMERICA NATIONAL TRUST
                             AND SAVINGS ASSOCIATION

                                TABLE OF CONTENTS

Section                                                                                                         Page
    ARTICLE I      DEFINITIONS....................................................................................1
    1.1    Certain Defined Terms..................................................................................1
    1.2    Other Interpretive Provisions.........................................................................14
    1.3    Accounting Principles.................................................................................15

    ARTICLE II     THE CREDIT....................................................................................15
    2.1    Amounts and Terms of the Facilities...................................................................15
    2.1.1  Amounts and Terms of Facility A Loan..................................................................15
    2.1.2  Amounts and Terms of Facility B Loan..................................................................15
    2.2    Loan Accounts.........................................................................................15
    2.3    Procedure for Borrowing...............................................................................16
    2.4    Conversion and Continuation Elections.................................................................17
    2.5    Repayments............................................................................................18
    2.6    Prepayments...........................................................................................18
    2.7    Interest..............................................................................................19
    2.8    Fees  ................................................................................................20
    2.9    Computation of Fees and Interest......................................................................20
    2.10    Payments by the Borrowers............................................................................20

    ARTICLE III  TAXES, YIELD PROTECTION AND ILLEGALITY..........................................................21
    3.1    Taxes.................................................................................................21
    3.2    Illegality............................................................................................22
    3.3    Increased Costs and Reduction of Return...............................................................22
    3.4    Funding Losses........................................................................................23
    3.5    Inability to Determine Rates..........................................................................24
    3.6    Certificates of Bank..................................................................................24
    3.7    Survival..............................................................................................24

    ARTICLE IV  CONDITIONS PRECEDENT.............................................................................24
    4.1    Conditions of ........................................................................................24
    4.2    Conditions to All Borrowings..........................................................................27

    ARTICLE V  REPRESENTATIONS AND WARRANTIES....................................................................28
    5.1    Corporate Existence and Power.........................................................................28
    5.2    Corporate Authorization; No Contravention.............................................................28
    5.3    Governmental Authorization............................................................................29
    5.4    Binding Effect........................................................................................29
    5.5    Litigation............................................................................................29
    5.6    No Default............................................................................................30
    5.7    Employee Benefit Plans................................................................................30
    5.8    Use of Proceeds; Margin Regulations...................................................................30
    5.9    Title to Properties...................................................................................30
    5.10   Taxes.................................................................................................30
    5.11   Financial Condition...................................................................................30
    5.12   Environmental Matters.................................................................................31
    5.13   Regulated Entities....................................................................................31
    5.14   No Burdensome Restrictions............................................................................31
    5.15   Copyrights, Patents, Trademarks and Licenses, Etc.....................................................31

    5.16  Subsidiaries...........................................................................................32
    5.17  Insurance..............................................................................................32
    5.18  Full Disclosure........................................................................................32
    5.19  Material Agreements....................................................................................32
    5.20  Capitalization.........................................................................................32

    ARTICLE VI  AFFIRMATIVE COVENANTS............................................................................33
    6.1   Financial Statements...................................................................................33
    6.2   Certificates; Other Information........................................................................34
    6.3   Notices................................................................................................34
    6.4   Preservation of Corporate Existence, Etc...............................................................35
    6.5   Maintenance of Property................................................................................36
    6.6   Insurance..............................................................................................36
    6.7   Payment of Obligations.................................................................................36
    6.8   Compliance with Laws...................................................................................36
    6.9   Compliance with ERISA..................................................................................36
    6.10  Inspection of Property and Books and Records...........................................................37
    6.11  Environmental Laws.....................................................................................37
    6.12  Initial Use of Proceeds................................................................................37

    ARTICLE VII  NEGATIVE COVENANTS..............................................................................37
    7.1   Limitation on Liens....................................................................................37
    7.2   Consolidations and Mergers.............................................................................38
    7.3   Transactions with Affiliates...........................................................................38
    7.4   Use of Proceeds........................................................................................38
    7.5   ERISA .................................................................................................39
    7.6   Change in Business.....................................................................................39
    7.7   Accounting Changes.....................................................................................39
    7.8   Financial Covenants....................................................................................39
    7.9   Indebtedness...........................................................................................39

    ARTICLE VIII  EVENTS OF DEFAULT..............................................................................40
    8.1   Event of Default.......................................................................................40
    8.2   Remedies...............................................................................................42
    8.3   Rights Not Exclusive...................................................................................43

    ARTICLE IX  MISCELLANEOUS....................................................................................43
    9.1   Amendments and Waivers.................................................................................43
    9.2   Notices................................................................................................43
    9.3   No Waiver; Cumulative Remedies.........................................................................44
    9.4   Costs and Expenses.....................................................................................45
    9.5   Indemnity..............................................................................................45
    9.6   Payments Set Aside.....................................................................................45
    9.7   Successors and Assigns.................................................................................46
    9.8   Assignments, Participations, Etc.......................................................................46
    9.9   Confidentiality........................................................................................47
    9.10  Set-off................................................................................................48
    9.11  Counterparts...........................................................................................48
    9.12  Severability...........................................................................................48
    9.13  No Third Parties Benefited.............................................................................48
    9.14  Joint and Several Liability............................................................................48
    9.15  Governing Law and Jurisdiction.........................................................................50

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
Section                                                                                                         Page
    9.16  Waiver of Jury Trial...................................................................................51
    9.17  Entire Agreement.......................................................................................51
    9.18 Initial Public Offering by the Company..................................................................51

SCHEDULES
Schedule 5.16         Subsidiaries and Minority Interests
Schedule 5.20         Capitalization
Schedule 7.1          Existing Liens

EXHIBITS
Exhibit A                     Form of Notice of Borrowing
Exhibit B                     Form of Notice of Conversion/Continuation
Exhibit C                     Form of Compliance Certificate
Exhibit D                     Form of Legal Opinion of Company's Counsel
Exhibit E                     Form of Promissory Note
Exhibit F                     Form of Warrant
Exhibit G                     Form of Guaranty
Exhibit H-1                   Form of Pledge Agreement
Exhibit H-2                   Form of LLC Pledge Agreement

                      AMENDED AND RESTATED CREDIT AGREEMENT


         This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of February 27, 1998, among ASSET ALLIANCE CORPORATION, a Delaware corporation (the "Company"), ASSET ALLIANCE HOLDING CORP., a Delaware corporation ("Holding"; together with the Company, the "Borrowers") and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION(the "Bank").

         WHEREAS, the Company, Holding and the Bank have entered into a Credit Agreement, dated as of May 27, 1997 (the "Existing Agreement");

         WHEREAS, the parties hereto have agreed to amend and restate the Existing Agreement so as to, among other things, (a) replace the existing revolving credit facility with a two year term loan facility and a five year term loan facility and (b) amend certain covenants and other provisions of the Existing Agreement.

         WHEREAS, the parties hereto intend that this Agreement and the documents executed in connection herewith not effect a novation of the obligations of the Company under the Existing Agreement, but merely a restatement and, where applicable, an amendment of the terms governing such obligations;

         NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Existing Agreement is amended and restated in its entirety, and the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         1.1 Certain Defined Terms. The following terms have the following meanings:

                  "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or any substantial part of the assets of a Person, or of any business or division of a Person, or (b) the acquisition of capital stock, partnership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary.

                  "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

                  "Agreement" means this Amended and Restated Credit
         Agreement.

                  "Applicable Margin" means: (a) with respect to Facility A Loans, 1.25%; and (b) with respect to Facility B Loans,
         .50%.

                  "Assignee" has the meaning specified in subsection
         9.8(a).

                  "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the non duplicative allocated cost of internal legal services and all disbursements of internal counsel.

                  "Bank" has the meaning specified in the introductory clause hereto.

                  "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, et seq.).

                  "Borrowing" means a borrowing hereunder consisting of a Loan made to the Borrowers by the Bank under Article II.

                  "Borrowing Date" means any date on which a Borrowing occurs under Section 2.3.

                  "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Chicago are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

                  "Calculation Period" means as of the end of any fiscal quarter, the four quarter period then ending; provided that any Subsidiary acquired during such four quarter period shall be treated as if such Subsidiary had been acquired on the first day of such four quarter period.

                  "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

                  "Change of Control" means (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; (b) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of

         1934, as amended (the "Exchange Act") other than Gallagher and its Subsidiaries, is or becomes, directly or indirectly, the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of securities of the Company that represent 20% or more of the combined voting power of the Company's then outstanding securities and such person shall be a beneficial owner of a greater percentage of such securities than Gallagher; or (c) a majority of the members of the Company's Board of Directors are persons who are then serving on the Board of Directors without having been elected by the Board of Directors or having been nominated for election by its shareholders.

                  "Closing Date" means the date hereof.

                  "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

                  "Collateral" means all property and interests in property and proceeds thereof now owned or hereafter acquired by either Borrower in or upon which a Lien now or hereafter exists in favor of the Bank, whether under this Agreement or under any other documents executed by any such Person and delivered to the Bank.

                  "Collateral Documents" means the Pledge Agreement and all documents delivered pursuant to Section 4.2(d) hereof pursuant to which the Bank shall have a security interest in the Collateral.

                  "Commitment Termination Date" means the earlier to occur of:

                           (a) the Second Draw Cut-Off Date; and

                           (b) the date on which any Termination Event occurs.

                  "Consolidated Net Worth" means, for any period, the sum of the consolidated net worth of the Company and its Subsidiaries, as calculated in accordance with GAAP.

                  "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; or (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations, shall be equal to the maximum reasonably anticipated liability in respect thereof.

                  "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

                  "Controlled Group" means the Company and any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses as described in sections 414(b) and 414(c), respectively, of the Code or in section 4001 of ERISA.

                  "Conversion/Continuation Date" means any date on which, under
         Section 2.4, the Company (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

                  "Debt Service" means as of any applicable date of determination and as determined in accordance with GAAP, all principal and interest payments on all outstanding Indebtedness.


                  "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

                  "Dollars", "dollars" and "$" each mean lawful money of the United States.

                  "EBITDA" means, as of any applicable date of determination and as determined in accordance with GAAP, net income plus interest expense, tax expense, depreciation and amortization expenses.

                  "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release of any hazardous substance, waste or material into, or injury to, the environment.

                  "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations promulgated thereunder and under the Code, in each case as in effect from time to time. References to sections of ERISA also refer to successor sections.

                  "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the
         Code).

                  "Eurodollar Reserve Percentage" has the meaning specified in the definition of "Offshore Rate".

                  "Event of Default" means any of the events or circumstances specified in Section 8.1.

                  "Exchange Act" means the Securities and Exchange Act of 1934, and regulations promulgated thereunder.

                  "Facility A Loan Amount" means $10,000,000.

                  "Facility A Loan Commitment" means the Bank's obligation to make the second Facility A Loan pursuant to Section 2.1.1.

                  "Facility A Loan Commitment Amount" means $10,000,000 until the earlier of (i) the second Borrowing under Section 2.1.1 and Section
         2.1.2 and (ii) the Second Draw Cut-Off Date, and $0 thereafter.

                  "Facility A Loans" means an extension of credit by the Bank to the Borrower under Section 2.1.1.

                  "Facility B Loan Amount" means $20,000,000.

                  "Facility B Loan Commitment" means the Bank's obligation to make the second Facility B Loan pursuant to Section 2.1.2.


                  "Facility B Loan Commitment Amount" means $20,000,000 until the earlier of (i) the second Borrowing under Section 2.1.1 and Section
         2.1.2 and (ii) the Second Draw Cut-Off Date, and $0 thereafter.

                  "Facility B Loans" means an extension of credit by the Bank to the Borrower under Section 2.1.2.

                  "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Bank of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Bank.

                  "Federal Funds Rate Loan" means a Loan that bears interest based on the Federal Funds Rate.

                  "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

                  "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of the financial statements referred to in Section 5.11(a) hereof.

                  "Gallagher" means Arthur J. Gallagher & Co.

                  "Gallagher Credit Agreement" means the Credit Agreement dated as of February 16, 1993 among Arthur J. Gallagher &

         Co., certain lenders and Continental Bank N.A., as agent, as heretofore amended.

                  "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                  "Guaranty" means a guaranty and purchase agreement executed by Gallagher in favor of the Bank, in the form of Exhibit G, as amended or otherwise modified from time to time.

                  "Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."

                  "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all net obligations with respect to Swap Contracts; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

                  "Indemnified Liabilities" has the meaning specified in
         Section 9.5.

                  "Indemnified Person" has the meaning specified in
         Section 9.5.

                  "Independent Auditor" has the meaning specified in subsection 6.1(a).

                  "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, rehabilitation, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

                  "Interest Payment Date" means, as to any Loan other than a Federal Funds Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Federal Funds Rate Loan, the last Business Day of each calendar quarter and each date such Loan is converted into another Type of Loan, provided, however, that if any Interest Period for an Offshore Rate Loan exceeds three months the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.

                  "Interest Period" means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six months thereafter as selected by the applicable Borrower in its Notice of Borrowing or Notice of Conversion/Continuation;

         provided that:

                           (i) if any Interest Period would otherwise end on a
                  day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

                           (ii) any Interest Period that begins on the last
                  Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                           (iii) no Interest Period for any Loan shall extend
                  beyond the Stated Maturity Date.

                  "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

                  "Lending Office" means the office of the Bank specified in
         Schedule 9.2, or such other office or offices as the Bank may from time to time notify the Company.

                  "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

                  "LLC Pledge Agreement" means a pledge agreement of Merger Co. in the form of Exhibit H-2, as amended or otherwise modified from time to time.

                  "Loan" means a Facility A Loan or a Facility B Loan.

                  "Loan Documents" means this Agreement, any Notes, the Collateral Documents, the Warrant Documents, and all other documents delivered to the Bank in connection herewith.

                  "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the FRB.

                  "Material Adverse Effect" means (a) a material adverse change in, or a material adverse impact upon, the operations, business, properties, financial condition or prospects of the Company or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of either Borrower to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse impact upon the legality, validity, binding effect or enforceability against either Borrower of any Loan Document.

                  "Merger Co." means Asset Alliance Bricoleur Merger Co., a Delaware corporation.

                  "Multiemployer Plan" means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any Subsidiary makes, is making, or is obligated to make contributions or, has made, or been obligated to make, contributions.

                  "Note" means a promissory note executed by the Borrowers in favor of the Bank pursuant to subsection 2.2(b), in substantially the form of Exhibit E.

                  "Notice of Borrowing" means a duly completed notice by the Company in substantially the form of Exhibit A.

                  "Notice of Conversion/Continuation" means a duly completed notice by the Company in substantially the form of Exhibit B.

                  "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Borrowers to the Bank or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

                  "Offshore Rate" means, for any Interest Period, with respect to Offshore Rate Loans, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Bank as follows:

         Offshore Rate =                LIBOR
                         ------------------------------------
                         1.00 - Eurodollar Reserve Percentage

         Where,

                           "Eurodollar Reserve Percentage" means for any day for
                  any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/16th of 1%) in effect on such day (whether or not applicable to the Bank) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

                           "LIBOR" means the rate of interest per annum
                  determined by the Bank to be the rate of interest at which dollar deposits in the approximate amount of the amount of the Loan to be made or continued as, or converted into, an Offshore Rate Loan by the Bank and having a maturity comparable to such Interest Period would be offered to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

                           The Offshore Rate shall be adjusted automatically as
                  to all Offshore Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

                  "Offshore Rate Loan" means a Loan that bears interest based on the Offshore Rate.

                  "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

                  "Other Taxes" means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

                  "Participant" has the meaning specified in subsection
         9.8(d).

                  "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

                  "Performance Fees" means fees and allocations paid directly or indirectly to either Borrower by an investment fund based on the performance of such fund.

                  "Permitted Liens" has the meaning specified in Section
         7.1.

                  "PERSI" means a preferred equity revenue sharing interest acquired by a Borrower in an investment advisory firm which entitles such Borrower to an interest in the gross revenues of such investment advisory firm.

                  "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, limited liability company, joint venture or Governmental Authority.

                  "Plan" means any "employee pension benefit plan", as such term is defined in ERISA, which is subject to Title IV of ERISA (other than a "Multiemployer Plan"), and as to which any entity in the Controlled Group has or may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA for any time within the preceding five years or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

                  "Pledge Agreement" means a pledge agreement of the Company, in the form of Exhibit H-1, as amended or otherwise modified from time to time.

                  "Reportable Event" means, any of the events set forth in
         Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

                  "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

                  "Responsible Officer" means the chief executive officer or the president of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

                  "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

                  "Second Draw Cut-Off Date" means February 27, 2000.

                  "Stated Maturity Date" means February 27, 2003.

                  "Subsidiary" of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

                  "Subsidiary Stock Value" for any Subsidiary means the product of (i) EBITDA for the four most recent consecutive fiscal quarters of such Subsidiary multiplied by (ii) 5.

                  "Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

                  "Swap Contract" means any agreement (including any master agreement and any agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swaption, currency option or any other, similar agreement (including any option to enter into any of the foregoing).

                  "Taxes" means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding such taxes (including income taxes or franchise taxes) as are imposed on or measured by the Bank's net income by the jurisdiction (or any political subdivision thereof) under the laws of which the Bank is organized or maintains a lending office.

                  "Termination Event" means (a) the occurrence of a Default described in Section 8.1(f) or (g) or (b) the occurrence and continuance of any other Event of Default and either (i) the Loans are declared to be due and payable pursuant to Section 8.2, or (ii) the Bank gives notice to the Borrower that the Commitments have been terminated.

                  "Type" means either a Federal Funds Rate Loan or an Offshore Rate Loan.

                  "United States" and "U.S." each means the United States of America.

                  "Warrant" means a warrant of the Company, in the form of Exhibit F with respect to 10,000 shares of capital stock of the Company with a strike price of $12.50 per share.

                  "Warrant Document" means the Warrant and each other document executed or delivered by the Company pursuant to the Warrant.

                  "Welfare Plan" means any "employee welfare benefit plan" as such term is defined in ERISA, as to which either Borrower has any liability.

                  "Wholly-Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

         1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

                  (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section,

Schedule and Exhibit references are to this Agreement unless otherwise specified.

                  (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

                           (ii) The term "including" is not limiting and means "including without limitation."

                           (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

                  (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

                  (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

                  (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

         1.3 Accounting Principles. (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP consistently applied.

                  (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.


                                   ARTICLE II

                                   THE CREDIT

         2.1  Amounts and Terms of the Facilities

         2.1.1 Amounts and Terms of Facility A Loan. The Bank agrees, on the terms and conditions set forth herein, to make loans to the Borrowers (each such loan, a "Facility A Loan"). The Bank agrees to make the first such loan on the Closing Date in an amount up to $5,000,000. The Bank agrees to make additional loans no later than the Commitment Termination Date in amounts aggregating no greater than $10,000,000 less the amount of the initial Facility A Loan. The amount of Facility A Loans outstanding shall at no time exceed the Facility A Loan Amount. Upon the occurrence of the Commitment Termination Date, the Facility A Loan Commitment shall terminate automatically and without any further action. Amounts borrowed as Facility A Loans which are repaid or prepaid by the Borrower may not be reborrowed, and shall permanently reduce the Facility A Loan Commitment Amount.

         2.1.2 Amounts and Terms of Facility B Loan. The Bank agrees, on the terms and conditions set forth herein, to make loans to the Borrowers (each such loan, a "Facility B Loan"). The Bank agrees to make the first such loan on the Closing Date in an amount up to $10,000,000. The Bank agrees to make additional loans no later than the Commitment Termination Date in amounts aggregating no greater than $20,000,000 less the amount of the initial Facility B Loan. The amount of Facility B Loans outstanding shall at no time exceed the Facility B Loan Amount. Upon the occurrence of the Commitment Termination Date, the Facility B Loan Commitment shall terminate automatically and without any further action. Amounts borrowed as Facility B Loans which are repaid or prepaid by the Borrower may not be reborrowed, and shall permanently reduce the Facility B Loan Commitment Amount.

         2.2 Loan Accounts. (a) The Loans made by the Bank shall be evidenced by one or more loan accounts or records maintained by the Bank in the ordinary course of business. The loan accounts or records maintained by the Bank shall be conclusive absent manifest error of the amount of the Loans made by the Bank to the Borrowers and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

                  (b) Upon the request of the Bank, the Loans made by the Bank may be evidenced by one or more Notes, instead of loan accounts. The Bank shall endorse on the schedules annexed to the Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Borrowers with respect thereto. The Bank is irrevocably authorized by the Borrowers to endorse the Note(s) and the Bank's record shall be conclusive absent manifest error; provided, however, that the failure of the Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Borrowers hereunder or under any such Note to the Bank.

         2.3 Procedure for Borrowing. (a) Each Borrowing shall be made upon the Company's irrevocable written notice delivered to the Bank in the form of a Notice of Borrowing (which notice must be received by the Bank prior to 10:00 a.m. (Chicago time) (i) three Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans; and (ii) on the requested Borrowing Date, in the case of Federal Funds Rate Loans, specifying:

                           (A) the amount of the Borrowing, which shall be in
                  the amounts specified in Section 2.1.1 and 2.1.2 and in a minimum amount for each Loan not less than $500,000;

                           (B) the requested Borrowing Date, which shall be a
                  Business Day;

                           (C) the Type of Loans comprising the Borrowing;

                           (D) the duration of the Interest Period applicable to
                  such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Offshore Rate Loans, such Interest Period shall be three months; and

                           (E) the Borrower to which the proceeds of the
                  Borrowing should be advanced.

                  (b) The Bank will make the amount of each Borrowing available to the Borrower specified in the Notice of Borrowing by crediting the account of such Borrower on the books of the Bank with the amount of each Borrowing.

                  (c) After giving effect to any Borrowing, there may not be more than three different Interest Periods in effect.

                  (d) Each Borrowing shall consist of Facility A Loans and Facility B Loans with the amount of the Facility B Loans being twice the amount of the Facility A Loans.

         2.4 Conversion and Continuation Elections. (a) Either Borrower may, upon irrevocable written notice to the Bank if accordance with subsection 2.4(b):

                           (i) elect, as of any Business Day, in the case of Federal Funds Rate Loans, or as of the last day of the applicable Interest Period, in the case of Offshore Rate Loans, to convert any such Loans (or any part thereof in an amount not less than $500,000, or that is in an integral multiple of $50,000 in excess thereof) into Loans of any other type; or

                           (ii) elect, as of the last day of the applicable Interest Period, to continue any Loans having Interest

         Periods expiring on such day (or any part thereof in an amount not less than $500,000, or that is in an integral multiple of $50,000 in excess thereof);

provided, that if at any time the aggregate amount of Offshore Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $500,000 such Offshore Rate Loans shall automatically convert into Federal Funds Rate Loans, and on and after such date the right of the Borrowers to continue such Loans as, and convert such Loans into, Offshore Rate Loans shall terminate.

                  (b) The Company shall deliver a Notice of Conversion/Continuation to be received by the Bank not later than 10:00 a.m. (Chicago time) at least (i) three Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Offshore Rate Loans; and (ii) on the Conversion/Continuation Date, if the Loans are to be converted into Federal Funds Rate Loans, specifying:

                           (A) the proposed Conversion/Continuation Date;

                           (B) the aggregate amount of Loans to be converted or
                  renewed;

                           (C) the Type of Loans resulting from the proposed
                  conversion or continuation; and

                           (D) other than in the case of conversions into
                  Federal Funds Rate Loans, the duration of the requested Interest Period.

                  (c) If upon the expiration of any Interest Period applicable to Offshore Rate Loans the Company has failed to select timely a new Interest Period to be applicable to such Offshore Rate Loans, or if any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such Offshore Rate Loans into Federal Funds Rate Loans effective as of the expiration date of such Interest Period.

                  (d) Unless the Bank otherwise agrees, during the existence of a Default or Event of Default, the Company may not elect to have a Loan converted into or continued as an Offshore Rate Loan.

                  (e) Notwithstanding anything herein to the contrary, during the existence of a Default or an event of Default, unless the Bank otherwise agrees, all outstanding Offshore Rate Loans shall be redenominated and converted into Federal Funds Rate Loans in Dollars on the last day of the Interest Period applicable to any such Offshore Rate Loans.

                  (f) After giving effect to any conversion or continuation of Loans, there may not be more than three different Interest Periods in effect.

         2.5 Repayments. The Borrower shall, on each date set forth below, make a scheduled repayment of the aggregate outstanding principal amount, in the principal amounts for each Facility set forth below opposite such date:

                               Facility A                                  Facility B
                               ----------                                  ----------
  2/27/99                      $5,000,000                                  $     -0-
  2/27/00                      $5,000,000                                  $     -0-
  2/27/01                      $0                                          $6,666,666.66
  2/27/02                      $0                                          $6,666,666.66
  2/27/03                      $0                                          $6,666,666.67

         Any repayments made by the Borrower pursuant to this Section 2.5 shall be applied first to the Facility A Loans provided however, if the Borrower fails to make a scheduled payment under this Section 2.5 and a repayment is made by Gallagher on behalf of the Borrower pursuant to Gallagher's obligations under the Guaranty, such repayment shall be applied first to the Facility B Loans.

         2.6 Prepayments. Subject to Section 3.4, the Borrowers may, at any time or from time to time, upon not less than three Business Days' irrevocable notice to the Bank from the Company, ratably prepay Loans in whole or in part, in minimum amounts of $100,000 or any multiple of $50,000 in excess thereof. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. If such notice is given by the Company, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.4. Any prepayment of the Loans under this Section 2.6(a) (except any prepayment made by Gallagher out of its own funds) shall be applied, first to the Facility A Loans, to the unpaid installments of Facility A Loans in inverse order of their maturities and second to the unpaid installments of the Facility B Loans in inverse order of their maturities. Any prepayments made by Gallagher out of its own funds shall be applied to either the Facility A Loans or the Facility B Loans, as specified by Gallagher, and as to the installments of either Loan in the inverse order of their maturities.

         2.7 Interest. (a) Each Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate, or the Federal Funds Rate, as the case may be (and subject to the Company's right to convert to other Types of Loans under Section 2.4), plus the Applicable Margin. Any payments of interest in part, shall be applied first to the Facility A Loans, except payments made by Gallagher pursuant to its Guaranty which shall be applied as directed by Gallagher.

                  (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date and on the Stated Maturity Date. Interest shall also be paid on the date of any prepayment of Loans under Section 2.6 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Bank.

                  (c) Notwithstanding subsection (a) of this Section, while any Event of Default exists or after acceleration, the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Loans, at a rate per annum which is determined by adding 2% per annum to the Applicable Margin then in effect for such Loans; provided, however, that, on and after the expiration of any Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Federal Funds Rate plus the Applicable Margin for Federal Funds Rate Loan plus 2%.

                  (d) Anything herein to the contrary notwithstanding, the obligations of the Borrowers to the Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the Bank would be contrary to the provisions of any law applicable to the Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by the Bank, and in such event the Borrowers shall pay the Bank interest at the highest rate permitted by applicable law.

         2.8 Fees. (a) On the Closing Date, the Borrowers shall deliver to the Bank the Warrant Documents duly executed and registered in the name of the Bank or such Affiliates of the Bank as the Bank shall designate.

                  (b) The Borrower shall pay to the Bank a commitment fee on the average daily unused portion of the Facility A Commitment and Facility B Commitment, computed on a quarterly basis in arrears based upon the daily utilization for that quarter as calculated by the Bank, equal to 0.25 percent per annum. Such commitment fee shall accrue from the dated hereof to the Commitment Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter through the Commitment Termination Date, with the final payment to be made on the Commitment Termination Date. The commitment fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article IV are not met.

         2.9 Computation of Fees and Interest. (a) All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

                  (b) Each determination of an interest rate by the Bank shall be conclusive and binding on the Borrowers in the absence of manifest error.

         2.10 Payments by the Borrowers. (a) All payments to be made by the Borrowers shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrowers shall be made to the Bank at the Bank's Lending Office, and shall be made in dollars and in immediately available funds, no later than 11:00 a.m. (Chicago time) on the date specified herein. Any payment received by the Bank later than 11:00 a.m. (Chicago time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

                  (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

                                   ARTICLE III

                     TAXES, YIELD PROTECTION AND ILLEGALITY

         3.1 Taxes. (a) Any and all payments by the Borrowers to the Bank under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes. In addition, the Borrowers shall pay all Other Taxes.

                  (b) The Borrowers agree to indemnify and hold harmless the Bank for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Bank and any liability arising therefrom or with respect thereto. Payment under this indemnification shall be made within 30 days after the date the Bank makes written demand therefor.

                  (c) If the Borrowers shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to the Bank, then:

                           (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Bank receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

                           (ii) the Borrowers shall make such deductions and withholdings;

                           (iii) the Borrowers shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

                           (iv) the Borrowers shall also pay to the Bank, at the time interest is paid, all additional amounts which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes or Other Taxes had not been imposed.

                  (d) Within 30 days after the date of any payment by the Borrowers of Taxes or Other Taxes, the Borrowers shall furnish to the Bank the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Bank.

                  (e) If the Borrowers are required to pay additional amounts to the Bank pursuant to subsection (c) of this Section, then the Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Borrowers which may thereafter accrue, if such change in the judgment of the Bank is not otherwise disadvantageous to the Bank.

         3.2 Illegality. (a) If the Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for the Bank or its Lending Office to make Offshore Rate Loans, then, on notice thereof by the Bank to the Company, any obligation of the Bank to make, convert Federal Funds Rate Loans into or maintain Offshore Rate Loans shall be suspended until the Bank notifies the Company that the circumstances giving rise to such determination no longer exist.

                  (b) If the Bank determines that it is unlawful to maintain any Offshore Rate Loan, the Borrowers shall, upon its receipt by the Company of notice of such fact and demand from such Bank, convert to Federal Funds Rate Loans the amount in full of such Offshore Rate Loans of the Bank then outstanding, together with interest accrued thereon and amounts required under Section 3.4, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loan. If the Borrowers are required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Borrowers shall borrow from the Bank, in the amount of such repayment, a Federal Funds Rate Loan.

                  (c) Before giving any notice to the Company under this Section, the Bank shall designate a different Lending Office with respect to its Offshore Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.

         3.3 Increased Costs and Reduction of Return. (a) If the Bank determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate) in or in the interpretation of any law or regulation or (ii) the compliance by the Bank with any guideline or request, issued or becoming effective after the date hereof, from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loans then the Borrowers shall be liable for, and shall from time to time, upon demand, pay to the Bank, additional amounts as are sufficient to compensate the Bank for such increased costs.

                  (b) If the Bank shall have determined that, after the date hereof, (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration the Bank's or such corporation's policies with respect to capital adequacy and the Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of the commitments, loans, credits or obligations under this Agreement, then, upon demand of the Bank to the Borrowers, the Borrowers shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

         3.4 Funding Losses. The Borrowers shall reimburse the Bank and hold the Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

                  (a) the failure of the Borrowers to make on a timely basis any payment of principal of any Offshore Rate Loan;

                  (b) the failure of the Borrowers to borrow, continue or convert a Loan after the Borrowers have given (or are deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

                  (c) the failure of the Borrowers to make any prepayment in accordance with any notice delivered under Section 2.6;

                  (d) the prepayment or other payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period;

                  (e) the automatic conversion under Section 2.4 of any Offshore Rate Loan to a Federal Funds Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Borrowers to the Bank under this Section and under subsection 3.3(a), each Offshore Rate Loan made by the Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

         3.5 Inability to Determine Rates. If the Bank determines that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or that the Offshore Rate applicable pursuant to Section 2.7(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Bank of funding such Loan, the Bank will promptly so notify the Company. Thereafter, the obligation of the Bank to make or maintain Offshore Rate Loans hereunder shall be suspended until the Bank revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such Notice, the Bank shall make or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Federal Funds Rate Loans instead of Offshore Rate Loans.

         3.6 Certificates of Bank. The Bank, when claiming reimbursement or compensation under this Article III, shall deliver to the Company a certificate setting forth in reasonable detail the amount payable to the Bank hereunder and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest error. The Bank agrees to deliver such certificate within 180 days after becoming aware of any claim for reimbursement or compensation under this
Article III.

         3.7 Survival. The agreements and obligations of the Company in this
Article III shall survive the payment of all other Obligations.


                                   ARTICLE IV

                              CONDITIONS PRECEDENT

         4.1 Conditions of Effectiveness. The effectiveness of this Agreement and the obligation of the Bank to make Loans hereunder is subject to the condition that the Bank has received on the Closing Date all of the following, in form and substance satisfactory to the Bank:

                  (a) Amended and Restated Credit Agreement. This Agreement executed by each party thereto;

                  (b) Resolutions; Incumbency.

                           (i) Copies of the resolutions of the board of directors of each Borrower authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of the such Borrower; and

                           (ii) A certificate of the Secretary or Assistant Secretary of each Borrower certifying the names and true signatures of the officers of such Borrower authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

                  (c) Organization Documents; Good Standing. Each of the following documents:

                           (i) the articles or certificate of incorporation and the bylaws of each Borrower as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of each Borrower as of the Closing Date; and

                           (ii) a good standing certificate for each Borrower from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation and each state where such Borrower is qualified to do business as a foreign corporation as of a recent date;

                  (d) Legal Opinion. An opinion of counsel to the each Borrower and addressed to the Bank, substantially in the form of Exhibit D;

                  (e) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of the Bank to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Bank's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Borrowers and the Bank); including any such costs, fees and expenses arising under or referenced in Section 9.4;

                  (f) Certificate. A certificate signed by a Responsible Officer in such capacity, dated as of the Closing Date, stating that:

                           (i) the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date;

                           (ii) no Default or Event of Default exists or would result from the initial Borrowing;

                           (iii) there has occurred since December 31, 1996 no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;

                  (g) Warrant Documents. The Company shall have delivered to the Bank either the Warrant Documents duly executed and registered in the name of the Bank or such Affiliates of the Bank as the Bank shall designate;

                  (h)      Resolutions - Gallagher.

                           (i) Copies of the resolutions of the board of directors of Gallagher authorizing execution and delivery of the Guaranty, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Borrower;

                           (ii) A certificate of the Secretary or Assistant Secretary of Gallagher certifying the names and true signatures of the officers of Gallagher authorized to execute, deliver and perform the Guaranty;

                           (i) Organization Documents; Good Standing. Each of the following documents:

                                    (i) the articles or certificate of
                  incorporation and the bylaws of Gallagher as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of Gallagher as of the Closing Date; and

                           (ii) a good standing certificate for Gallagher from
                  the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation and each state where Gallagher is qualified to do business as a foreign corporation as of a recent date.

                  (j) Guaranty. The Guaranty executed by Gallagher;

                  (k) Pledge Agreement. The Pledge Agreement executed by the Company together with stock certificates, stock powers executed in blank and such other documents as the Bank may deem necessary with respect thereto;

                  (l) LLC Pledge Agreement. The LLC Pledge Agreement executed by Merger Co. together with such other documents as the Bank may deem necessary with respect thereto;

                  (m) Resolutions; Incumbency Merger Co..

                           (i) Copies of the resolutions of the board of
                  directors of Merger Co. authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of Merger Co.; and

                           (ii) A certificate of the Secretary or Assistant
                  Secretary of Merger Co. certifying the names and true signatures of the officers of Merger Co. authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

                  (n) Organization Documents; Good Standing. Each of the following documents:

                           (i) the articles or certificate of incorporation and
                  the bylaws of Merger Co. as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of Merger Co. as of the Closing Date; and

                           (ii) the good standing certificate for Merger Co.
                  from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation and each state where Merger Co. is qualified to do business as a foreign corporation as of a recent date;

                  (o) Capital Contribution. The Company shall have delivered a certificate confirming that Gallagher has contributed an additional $10,000,000 since December 1, 1997 to the equity of the Company and such equity shall be in form satisfactory to the Bank; and

                  (p) Other Documents. Such other approvals, opinions, documents or materials as the Bank may reasonably request.

         4.2 Conditions to All Borrowings. The obligation of the Bank to make any Loan to be made by it (including its initial Loan) under Section 2.1 is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

                  (a) Notice of Borrowing. The Bank shall have received a Notice of Borrowing;

                  (b) Continuation of Representations and Warranties. The representations and warranties in Article V hereof and in each Loan Document shall be true and correct on and as of such Borrowing Date with the same effect as if made on and as of such Borrowing Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);

                  (c) No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing; and

                  (d) Initial Loan. Concurrently with the initial Loan hereunder, the Company shall have purchased Bricoleur Capital Management, Inc. pursuant to a merger agreement dated February 20, 1998, have contributed the business of Bricoleur Capital Management, Inc. to Bricoleur Capital Management LLC and have caused the Bank to have a first perfected security interest in the direct and indirect interest of the Company in Bricoleur Capital Management LLC pursuant to the Pledge Agreement.

                  (e) Consent of Bank. Concurrently with the subsequent Loans hereunder, the Company shall have obtained the written consent of the Bank to the Company's or Holding's acquisition of each PERSI for which the Loan proceeds are to be used and the Borrowers shall have caused the Bank to have a first perfected security interest in such PERSI in accordance with such documents as shall be satisfactory to the Bank in its sole discretion.

Each Notice of Borrowing submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date that the conditions in Sections 4.2(a), (b) and (c) are satisfied.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         The Borrowers represent and warrant to the Bank that:

         5.1 Corporate Existence and Power. (a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

                  (b) Each of the Company and its Subsidiaries has the power and authority and all governmental licenses, authorizations, consents and approvals necessary to own its assets, carry on its business and the Company has the power and authority and all governmental licenses, authorizations, consents and approvals to execute, deliver, and perform its obligations under the Loan Documents;

                  (c) Each of the Company and its Subsidiaries is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

                  (d) Each of the Company and its Subsidiaries is in compliance with all Requirements of Law, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

         5.2 Corporate Authorization; No Contravention. The execution, delivery and performance by the Borrowers of this Agreement and each other Loan Document to which either Borrower is party, have been duly authorized by all necessary corporate action, and do not and will not:

                  (a) contravene the terms of any of the Organization Documents of either Borrower;

                  (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which either Borrower is a party, except for the creation of Liens pursuant to the Loan Documents, or any order, injunction, writ or decree of any Governmental Authority to which either Borrower or its property is subject; or

                  (c) violate any Requirement of Law.

         5.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, either Borrower of this Agreement or any other Loan Document.

         5.4 Binding Effect. This Agreement and each other Loan Document to which either Borrower is a party constitute the legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

         5.5 Litigation. There are no actions, suits, proceedings, labor controversies, claims or disputes pending, or to the best knowledge of the Borrowers, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective properties which:

                  (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

                  (b) if determined adversely to the Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

         5.6 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Borrowers. As of the Closing Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 8.1(e).

         5.7 Employee Benefit Plans. Set forth on Schedule 5.7 is a list of all welfare plans and all pension plans, within the meaning of sections 3(1) and (2) of ERISA, respectively, which, to the knowledge of the Borrowers, are maintained with respect to employees of the Company or its Subsidiaries. Also set forth in
Schedule 5.7 is a list of all Multiemployer Plans, all Welfare Plans and all Plans which the Borrowers have adopted or expect to adopt.

         5.8 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 6.12 and Section 7.4. The Company is not generally engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

         5.9 Title to Properties. The Company and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

         5.10 Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

         5.11 Financial Condition. (a) The unaudited consolidated financial statements of the Company and its Subsidiaries dated December 31, 1996, including the notes accompanying the same, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on that date:

                           (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject to ordinary, good faith year-end audit adjustments;

                           (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

                           (iii) except as specifically disclosed in Schedule 5.11, show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

                  (b) Since December 31, 1996, there has been no Material Adverse Effect.

         5.12 Environmental Matters. The effect of existing Environmental Laws and existing Environmental Claims on the Company's or Holding's business, operations and properties could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         5.13 Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

         5.14 No Burdensome Restrictions. Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

         5.15 Copyrights, Patents, Trademarks and Licenses, Etc. The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

         5.16 Subsidiaries. The Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 5.16 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 5.16 and as otherwise permitted hereunder.

         5.17 Insurance. The properties and business of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates.

         5.18 Full Disclosure. None of the representations or warranties made by either Borrower in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of either Borrower in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of either Borrower with respect to the Borrowers, Merger Co., Bricoleur Capital Management, Inc. and Bricoleur Capital Management LLC to the Bank prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered; provided that all representations or warranties made with respect to Merger Co., Bricoleur Capital Management, Inc. and Bricoleur Capital Management LLC by the Borrowers herein are made to the best of the Borrowers' knowledge.

         5.19 Material Agreements. The Company and its Subsidiaries are not parties to any agreement with respect to borrowed money or any other agreement, the violation of which or the termination of which would reasonably be likely to have a Material Adverse Effect.

         5.20 Capitalization. The authorized capital stock of the Company consists of 102,000,000 shares of capital stock, of which 100,000,000 shares are common stock, $.01 par value and 2,000,000 shares are preferred stock, $.01 par value. As of the date hereof, 7,365,000 shares of such common stock (including the Company Stock) and 200,000 shares of such preferred stock were validly issued and outstanding, fully paid and non assessable. No Person has any preemptive right to purchase or subscribe for any shares of stock of the Company except as set forth in the Shareholders Agreement among Bruce H. Lipnick, Arnold Mintz, AJG Financial Services, inc., Arthur J. Gallagher & Co. and Asset Alliance Corporation dated as of July 8, 1996, a true and correct copy of which Shareholders Agreement has been delivered to the Bank. Except as set forth in
Schedule 5.20, there are no outstanding securities of the Company or any of its Subsidiaries which are convertible into or exchangeable for any shares of its capital stock, there are no existing contracts, options, warrants, calls or similar commitments of any character granted or issued by the Company or any of its Subsidiaries calling for or relating to the issuance or transfer of shares of capital stock or any other securities of the Company or any of its Subsidiaries and there are no stock appreciation rights, contingent interest certificates or coupons, phantom stock rights or similar interests in the capital stock or any other securities of the Company or any of its Subsidiaries.

                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

         So long as any Loan or other Obligation shall remain unpaid or unsatisfied:

         6.1 Financial Statements. The Company shall deliver to the Bank, in form and detail satisfactory to the Bank:

                  (a) as soon as available, but not later than 90 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Ernst & Young LLP or another nationally-recognized independent public accounting firm ("Independent Auditor"),which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records;

                  (b) as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income or operations, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and the Subsidiaries;

                  (c) as soon as available, but not later than 45 days after the end of each fiscal year, a copy of an unaudited consolidating balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidating statement of income, shareholders' equity and cash flows for such year, certified by a Responsible Officer as having been developed and used in connection with the preparation of the financial statements referred to in subsection 6.1(a); and

                  (d) as soon as available, but not later than 30 days after each month of each fiscal year, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such month and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such month, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and the Subsidiaries.

         6.2 Certificates; Other Information. The Company shall furnish to the Bank:

                  (a) concurrently with the delivery of the financial statements referred to in subsection 6.1(a), a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

                  (b) concurrently with the delivery of the financial statements referred to in subsections 6.1(a) and (b), a Compliance Certificate in substantially the form of Exhibit C executed by a Responsible Officer;

                  (c) promptly, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Company or any Subsidiary may make to, or file with, the SEC; and

                  (d) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Bank may from time to time reasonably request in writing.

         6.3  Notices.  The Company shall promptly notify the Bank:

                  (a) of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;

                  (b) of the occurrence of any default or event of default as those terms are defined under the terms applicable to any Indebtedness of the Company or any other Subsidiary;

                  (c) of any matter that has resulted or may result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary; including pursuant to any applicable Environmental Laws;

                  (d) of the failure of any Person in the Controlled Group to make a required contribution to any Plan if such failure is sufficient to give rise to a Lien under section 302(f)(1) of ERISA;

                  (e) of the institution of any steps by any entity in the Controlled Group to withdraw from, or the institution of any steps by the Company or any other Person to terminate under a distress termination, any Plan or the taking of any action with respect to a Plan which could result in the requirement that the Company or any of its Subsidiaries furnish a bond or other security to such Plan, or the occurrence of any event with respect to any Plan which could result in the incurrence by the Company or any of its Subsidiaries of any material liability (other than a liability for contributions or premiums), fine or penalty; or

                  (f) of any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries.

                  Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 6.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

         6.4 Preservation of Corporate Existence, Etc. The Company shall, and shall cause each Subsidiary to:

                  (a) preserve and maintain in full force and effect its existence and good standing under the laws of its state or jurisdiction of organization;

                  (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business;

                  (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

                  (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

         6.5 Maintenance of Property. The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

         6.6 Insurance. The Company shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates.

         6.7 Payment of Obligations. The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

                  (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

                  (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and

                  (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

         6.8 Compliance with Laws. The Company shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

         6.9 Compliance with ERISA. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

         6.10 Inspection of Property and Books and Records. The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied, shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists the

Bank may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

         6.11 Environmental Laws. The Borrowers shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws.

         6.12 Initial Use of Proceeds. The Borrowers shall use the proceeds of the initial Loans to acquire Bricoleur Capital Management, Inc. and the subsequent Loans to acquire PERSI's in certain investment advisory firms.

         6.13 Pledge of PERSI's. The Borrowers shall promptly pledge the PERSI's which are acquired with the Loan proceeds in form satisfactory to the Bank.


                                   ARTICLE VII

                               NEGATIVE COVENANTS

         So long as any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Bank waives compliance in writing:

         7.1 Limitation on Liens. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

                  (a) any Lien deemed to have been created under any Loan Document;

                  (b) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.7, provided that no notice of lien has been filed or recorded under the Code;

                  (c) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

                  (d) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries; and

                  (e) any Lien existing on property of the Company or any Subsidiary on the Closing Date and set forth on Schedule 7.16.

         7.2 Consolidations and Mergers. The Company shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, or make any Acquisition of any Person, except that, upon the Bank's written approval, the Borrowers may purchase PERSIs and consummate the Acquisition of Bricoleur Capital Management, Inc.

         7.3 Transactions with Affiliates. The Company shall not, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of the Company, except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary.

         7.4 Use of Proceeds. The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act if the acquisition of such security is subject to Regulation 14D of the Exchange Act and the subject company does not recommend acceptance of the tender offer of the bidder pursuant to Rule 14e-2 of the Exchange Act.

         7.5 ERISA. The Company shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably expected to result in liability of the Company in an aggregate amount in excess of $1,000,000; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

         7.6 Change in Business. The Company shall not, and shall not suffer or permit any Subsidiary to, engage in any line of business other than the acquisition of interests in, management of, marketing of, developing of and development of products for, investment advisory firms and firms engaged in securities lending.

         7.7 Accounting Changes. The Company shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as permitted by GAAP.

         7.8  Financial Covenants.  The Company shall not permit:

                  (a) at any time the Consolidated Net Worth of the Company to be less than the sum of (i) $15,000,000 plus (ii) 80% of the net proceeds of any equity issued by the Company or any of its Subsidiaries (on a consolidated basis) after the Closing Date;

                  (b) as at the end of any fiscal quarter, the ratio for the Calculation Period then ending of EBITDA to Debt Service to be less than 1.0 to 1.0;

                  (c) as at the end of any fiscal quarter, the ratio for the Calculation Period then ending of EBITDA to its consolidated interest expense to be less than 2.0 to 1.0;

                  (d) at the end of any fiscal quarter, the ratio for the Calculation Period then ending of Performance Fees to interest expense payable on any outstanding Facility A Loans to be less than 4.0 to 1.0; and

                  (e) as at the end of any fiscal quarter the sum of the Subsidiary Stock Values of all of the Subsidiaries whose stock is pledged to the Bank pursuant to the Pledge Agreement to be less than 150% of the principal amount of all outstanding Loans.

         7.9 Indebtedness. The Company shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than (i) Indebtedness in respect of the Loans and the other Obligations; (ii) Indebtedness subordinated as to payments of principal and interest in form satisfactory to the Bank; and (iii) Indebtedness in repect of capital leases or the acquisition of equipment, provided that the aggregate amount of all such Indebtedness in respect of capital leases or the acquisition of equipment shall not exceed $10,000.


                                  ARTICLE VIII

                                EVENTS OF DEFAULT

         8.1 Event of Default. Any of the following shall constitute an "Event of Default":

                  (a) Non-Payment. The Borrowers fail to pay, (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

                  (b) Representation or Warranty. Any representation or warranty by the Company or any Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

                  (c) Non-Compliance with Certain Conditions. Failure by the Borrowers to comply with their covenants set forth in Sections 6.1, 6.2, or 6.3 or in Article VII; or

                  (d) Other Defaults. The Borrowers fail to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 20 days after the date upon which written notice thereof is given to the Company by the Bank; or

                  (e) Cross-Default. The Company or any Subsidiary (i) fails to make any payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation of more than $100,000 and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

                  (f) Insolvency; Voluntary Proceedings. Either Borrower (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

                  (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against either Borrower or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the either Borrower's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) either Borrower admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) either Borrower acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

                  (h) Employee Benefit Plans. A contribution failure occurs with respect to any Plan sufficient to give rise to a Lien against the Company or any of its Subsidiaries under section 302(f)(1) of ERISA (as in effect on the Closing Date); or withdrawal by one or more companies in the Controlled Group from one or more Multiemployer Plans to which it or they have an obligation to contribute and the withdrawal liability (without unaccrued interest) to multiemployer plans as a result of such withdrawal or withdrawals (including any outstanding withdrawal liability that the Controlled Group has incurred on the date of such withdrawal) is $10,000,000 or more;

                  (i) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $1,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof; or

                  (j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Company or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (k) Change of Control. There occurs any Change of Control; or

                  (l) Loss of Licenses. Any Governmental Authority revokes or fails to renew any material license, permit or franchise of the Company or any Subsidiary, or the Company or any Subsidiary for any reason loses any material license, permit or franchise, or the Company or any Subsidiary suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise, except to the extent that any of the foregoing could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; or

                  (m)      Collateral.

                           (i) any provision of any Collateral Document shall
for any reason cease to be valid and binding on or enforceable against the Company or any Subsidiary party thereto or the Company or any Subsidiary shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or

                           (ii) any Collateral Document shall for any reason
(other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens; or

                  (n) Default of Gallagher under Gallagher Credit Agreement. Gallagher fails to comply with covenants set forth in the Gallagher Credit Agreement, without giving effect to any termination, amendment or modification thereof.

         8.2 Remedies. If any Event of Default occurs, the Bank shall have the right to:

                  (a) declare the Facility A Loan Commitment and the Facility B Loan Commitment to be terminated, whereupon the Facility A Loan Commitment and the Facility B Loan Commitment shall be terminated;

                  (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

                  (c) exercise all rights and remedies available to the Bank under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection
(f) or (g) of Section 8.1 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), the obligation of the Bank to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Bank.

         8.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrowers therefrom, shall be effective unless the same shall be in writing and signed by the Bank and the Borrowers, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         9.2 Notices. (a) All notices, requests and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Borrowers by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified below, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified below; or to such other address as shall be designated by the Company or the Bank in a written notice to the other party.

                  If to the Borrower:

                  Asset Alliance Corporation and
                  Asset Alliance Holding Corp.
                  The Gallagher Centre
                  Two Pierce Place
                  Itasca, Illinois  60143-3141
                  Attention:  Mark Strauch
                  Telephone:  (630) 285-3493
                  Facsimile:  (630) 285-4000


                  If to the Bank:

                  Bank of America National Trust
                  and Savings Association
                  231 South LaSalle Street
                  Chicago, IL  60697
                  Attention:  John Hayes
                  Telephone:  (312) 828-1632
                  Facsimile:  (312) 987-0889

                  (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery;

except that notices pursuant to Article II shall not be effective until actually received by the Bank.

                  (c) Any agreement of the Bank herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrowers. The Bank shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrowers to give such notice and the Bank shall not have any liability to the Borrowers or any other Person on account of any action taken or not taken by the Bank in reliance upon such telephonic or facsimile notice. Notices transmitted by telephone shall be followed by written notice provided that the obligation of the Borrowers to repay the Loans shall not be affected in any way or to any extent by any failure by the Bank to receive written confirmation of any telephonic or facsimile notice or the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in the telephonic or facsimile notice.

         9.3 No Waiver; Cumulative Remedies. No failure by the Bank to exercise and no delay by the Bank in exercising any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

         9.4  Costs and Expenses.  The Borrowers shall:

                  (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse the Bank within five Business Days after demand (subject to subsection 4.1(e)) for all reasonable costs and expenses incurred by the Bank in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by the Bank with respect thereto; and

                  (b) pay or reimburse the Bank within five Business Days after demand (subject to subsection 4.1(e)) for all reasonable costs and expenses (including reasonable Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

         9.5 Indemnity. Whether or not the transactions contemplated hereby are consummated, the Borrowers shall indemnify and hold the Bank and its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Borrowers shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

         9.6 Payments Set Aside. To the extent that the Borrowers make a payment to the Bank, or the Bank exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

         9.7 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrowers may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank.

         9.8 Assignments, Participations, Etc. (a) The Bank shall have the right at any time to assign and delegate to an Affiliate of the Bank (an "Assignee") all of the Loans, the Facility A Commitment, the Facility B Commitment and the other rights and obligations of the Bank hereunder; provided, however, that the Borrowers may continue to deal solely and directly with the Bank in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company by the Bank.

                  (b) From and after the date that the Bank notifies the Company of any assignment in accordance with subsection 9.8(a), (i) the Assignee shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment, shall have the rights and obligations of the Bank under the Loan Documents, and (ii) the Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such assignment, relinquish its rights and be released from its obligations under the Loan Documents.

                  (c) After the receipt by the Company of notice by the Bank of an assignment pursuant to this Section 9.8 and upon the request of the Bank or the Assignee, the Company shall execute and deliver to the Assignee a new Note(s) evidencing such Assignee's assigned Loans and Facility A Commitment and Facility B Commitment, if applicable, and such other agreements or documents as the Bank or the Assignee may reasonably request.

                  (d) The Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrowers (a "Participant") participating interests in any Loans, the Facility A Commitment and the Facility B Commitment and the other interests of the Bank hereunder and under the other Loan Documents; provided, however, that (i) the Bank's obligations under this Agreement shall remain unchanged, (ii) the Bank shall remain solely responsible for the performance of such obligations, and (iii) the Borrowers shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations under this Agreement and the other Loan Documents.

                  (e) Notwithstanding any other provision in this Agreement, the Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

         9.9 Confidentiality. The Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Company (or reasonably understood by the Bank and its Affiliates to be confidential) and provided to it by the Company or any Subsidiary under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or
(ii) was or becomes
available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Bank; provided, however, that the Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of the Bank by any such authority; (B) pursuant to subpoena or other court process following notice to the Company to the extent permitted by law;
(C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Bank or its Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to the Bank's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Bank hereunder; (H) as to the Bank or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with the Bank or such Affiliate; and
(I) to its Affiliates provided that any such Affiliate agrees in writing to keep such information confidential to the same extent required of the Bank hereunder.

         9.10 Set-off. In addition to any rights and remedies of the Bank provided by law, if an Event of Default exists or the Loans have been accelerated, the Bank is authorized at any time and from time to time, without prior notice to the Borrowers, any such notice being waived by the Borrowers to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Bank to or for the credit or the account of either Borrower against any and all Obligations owing to the Bank, now or hereafter existing, irrespective of whether or not the Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. The Bank agrees promptly to notify the Company after any such set-off and application made by the Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

         9.11 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

         9.12 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

         9.13 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers and the Bank and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

         9.14 Joint and Several Liability.

                  (a) The Obligations of the Borrowers are joint and several.

                  (b) Each Borrower acknowledges and agrees that it is the intent of the parties that each Borrower be primarily liable for the Obligations as a joint and several obligor. It is the intention of the parties that with respect to liability of either Borrower hereunder arising solely by reason of its being jointly and severally liable for Loans taken by the other Borrower the obligations of such Borrower shall be absolute, unconditional and irrevocable irrespective of:

                           (i) any lack of validity, legality or enforceability
                  of this Agreement or any Note as to the other Borrower;

                           (ii) the failure of the Bank or any holder of any
                  Note

                                    (A) to enforce any right or remedy against the other Borrower or any other Person (including any guarantor) under the provisions of this Agreement, the Note, or otherwise, or

                                    (B) to exercise any right or remedy against any guarantor of, or collateral security, any Obligations;

                           (iii) any change in the time, manner or place of
                  payment of, or in any other term of, all or any of the Obligations, or any other extension, compromise or renewal of any Obligations;

                           (iv) any reduction, limitation, impairment or
                  termination of any Obligations with respect to the other Borrower for any reason including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Borrower hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by


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
                  reason of the invalidity, illegality, nongenuiness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations with respect to the other Borrower;

                           (v) any addition, exchange, release, surrender or
                  nonperfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any guaranty, held by the Bank or any Holder of the Note as security for any of the Obligations; or

                           (vi) any other circumstance which might otherwise
                  constitute a defense available to, or a legal or equitable discharge of, the other Borrower, any surety or any guarantor.

         Each Borrower agrees that its joint and several liability hereunder shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must be restored by any Bank or any holder of any Note, upon the insolvency, bankruptcy or reorganization of the Borrower as though such payment had not been made.

         Each Borrower hereby expressly waives: (a) notice of the Bank's acceptance of this Agreement; (b) notice of the existence or creation or non-payment of all or any of the Obligations; (c) presentment, demand, notice of dishonor, protest, and all other notices whatsoever other than notices expressly provided for in this Agreement and (d) all diligence in collection or protection of or realization upon the Obligations or any thereof any obligation hereunder, or any security for or guaranty of any of the foregoing.

         No delay on the Bank's part in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Bank of any right or remedy, shall preclude other or further exercise thereof or the exercise of any other right or remedy. No action of the Banks permitted hereunder shall in any way affect or impair the Bank's rights or any Borrower's obligations under this Agreement.

         Notwithstanding the foregoing, Holding shall be liable for the Obligations for the maximum amount of such liability that can be hereby incurred without rendering this Agreement, any Note or any other Loan Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount.

         Each Borrower hereby represents and warrants to the Bank that it now has and will continue to have independent means of obtaining information concerning the Borrowers' affairs, financial condition and business. The Bank shall not have any duty or responsibility to provide any Borrower with any credit or


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
other information concerning the Borrowers' affairs, financial condition or business which may come into the Bank's possession.

         9.15 Governing Law and Jurisdiction. (a) THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS; PROVIDED THAT THE BANK SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

                  (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS, COOK COUNTY, OR OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THOSE COURTS. EACH BORROWER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH BORROWER WAIVES PERSONAL
SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

         9.16 Waiver of Jury Trial. EACH BORROWER WAIVES ITS RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH BORROWER AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH BORROWER FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

         9.17 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding between the Borrowers and the Bank, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

         9.18 Initial Public Offering by the Company. The Bank understands that before September 30, 1998, the Company expects to receive at least $50,000,000 of net cash proceeds from the initial public offering of common stock of the Company. Upon the Company's receipt of such $50,000,000 or more of net cash proceeds and the Bank's reasonable satisfaction with the Company's planned use of such net cash proceeds, the Bank and the

Borrowers plan to negotiate the release of the Guaranty and the restructuring of the facility as a revolving facility; provided, however nothing in this paragraph shall require the Bank or the Borrowers to negotiate any such changes or amendments to this Agreement, the Guaranty or any of the Loan Documents.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Chicago, Illinois by their proper and duly authorized officers as of the day and year first above written.

                                       ASSET ALLIANCE CORPORATION


                                       By: /s/ Arnold L. Mintz
                                          -------------------------------------
                                       Title: Executive Vice President
                                             ----------------------------------


                                       ASSET ALLIANCE HOLDING CORP.


                                       By: /s/ Arnold L. Mintz
                                          -------------------------------------
                                       Title: Executive Vice President
                                             ----------------------------------


                                       BANK OF AMERICA NATIONAL TRUST
                                       AND SAVINGS ASSOCIATION


                                       By: /s/ John Hayes
                                          -------------------------------------
                                       Title: Vice President
                                             ----------------------------------



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